Exhibit 99.1
Final Transcript Conference Call Transcript SNTS — Santarus, Inc. Licenses Novel Type 2 Diabetes Drug CYCLOSET Event Date/Time: Sep 08, 2010 / 09:00PM GMT

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Sep 08, 2010 / 09:00PM GMT,          SNTS — Santarus, Inc. Licenses Novel Type 2 Diabetes Drug CYCLOSET
CORPORATE PARTICIPANTS
Martha Hough
Santarus, Inc. — VP of Finance and IR
Gerry Proehl
Santarus, Inc. — Director, President and CEO
Tom Joyce
Santarus, Inc. — VP, Marketing and National Accounts
David Ballard
Santarus, Inc. — SVP, Clinical Research and Medical Affairs
CONFERENCE CALL PARTICIPANTS
Annabel Samimy
Stifel Nicolaus — Analyst
Ian Sanderson
Cowen and Company — Analyst
PRESENTATION

Operator
Welcome to the Santarus business update conference call. At this time all participants are in a listen-only mode. Following management’s prepared remarks, we will hold a question and answer session. To ask a question, please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference call, please press *0 for operator assistance. As a reminder, this conference is being recorded today, September 8, 2010. I would now like to turn the call over to Martha Hough. Please go ahead, ma’am.

Martha Hough — Santarus, Inc. — VP of Finance and IR
Thank you, Chanel. Good afternoon and welcome to today’s call. This is Martha Hough, Vice President of Finance and Investor Relations. Joining me on the call today are Gerry Proehl, President and Chief Executive Officer; Tom Joyce, Vice President, Marketing and National Accounts; and Dr. David Ballard, Senior Vice President, Clinical Research and Medical Affairs. Debbie Crawford, Senior Vice President and Chief Financial Officer, and Mike Step, Senior Vice President of Corporate Development, are also with us today and will be available for the question-and-answer session. Our Senior Vice President of Commercial Operations, Bill Denby, is not available for today’s call.
Santarus issued a press release today announcing a distribution and license agreement for CYCLOSET®, a novel drug for the treatment of type 2 diabetes. If you have not received a copy of this news release, you can access it on our website at www.santarus.com.
A replay of this call will also be available on our website and can be found in the Investor Relations section for the next two weeks.
For today’s call, please keep in mind that risks and uncertainties involved in the Company’s business may affect the matters referred to in forward-looking statements made by management during today’s call. As a result, the Company’s performance may differ from those expressed in or indicated by such forward-

Final Transcript
Sep 08, 2010 / 09:00PM GMT,          SNTS — Santarus, Inc. Licenses Novel Type 2 Diabetes Drug CYCLOSET
looking statements, which are qualified in their entirety by the cautionary statements contained in the press release and the Company’s Securities and Exchange Commission filings.
The content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, September 8, 2010. Santarus undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.
I’ll now turn the call over to Gerry Proehl. Gerry?

     Gerry Proehl — Santarus, Inc. — Director, President and CEO
     Thank you, Martha, and welcome to this afternoon’s call. Today we are pleased to announce that Santarus has entered into a U.S. distribution and license agreement for CYCLOSET, a unique approved product for patients with type 2 diabetes. This transaction is keeping with our strategy to expand our portfolio with a product that provides an excellent fit with our commercial activities for GLUMETZA.
Prescription CYCLOSET is FDA-approved as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus. It can be prescribed as mono-therapy or in combination with other oral antidiabetic medications.
We believe that CYCLOSET will be of interest to physicians who treat patients with type 2 diabetes due to its novel biological activity, positive impact on glucose control, and importantly, its proven cardiovascular safety profile. Sales calls for CYCLOSET will complement our sales calls with our called-on physicians for GLUMETZA®, allowing us to leverage our commercial organization. We expect a commercial launch of CYCLOSET in November of this year.
CYCLOSET was the first and is still the only drug for the treatment of type 2 diabetes to be approved subsequent to the FDA’s guidance to industry issued in December 2008 regarding cardiovascular risk in new antidiabetic therapies that did not have to undergo additional post-approval safety testing for its cardiovascular risk. This Guidance to Industry requires clinical study results demonstrate that new medicines for diabetes do not increase cardiovascular risk, especially in patients with existing or potential heart problems. Based on CYCLOSET’s safety profile from a 3070-patient safety study, the FDA did not require a post-approval cardiovascular safety study.
We have entered into an agreement with two private companies to obtain the commercial rights to the U.S. for CYCLOSET — S2 Therapeutics, which holds the exclusive worldwide commercialization license for CYCLOSET, and VeroScience, which owns the NDA and related technology for CYCLOSET.
Under the terms of the distribution license agreement, Santarus is paying an upfront fee totaling $5 million to S2 Therapeutics and VeroScience. Santarus will record all sales of CYCLOSET. Santarus will pay a product royalty to S2 Therapeutics and VeroScience totaling 35% of the gross margin associated with net sales of CYCLOSET, up to $100 million of the cumulative total gross margin. Thereafter, Santarus will pay 40% of the gross margin.
S2 Therapeutics and VeroScience are responsible for all third-party royalties, clinical development and FDA post-approval commitments, including regulatory affairs and worldwide pharmacovigilance activities. Santarus is responsible for manufacturing, distribution and commercialization of CYCLOSET in the U.S. market.
A joint steering committee consisting of representatives from the three companies has been formed to share information concerning the strategic direction of CYCLOSET development, manufacturing and promotional efforts in the U.S.

Final Transcript
Sep 08, 2010 / 09:00PM GMT,          SNTS — Santarus, Inc. Licenses Novel Type 2 Diabetes Drug CYCLOSET
Next, Tom Joyce will discuss our plans to commercially launch CYCLOSET, and then David Ballard will give a brief overview of the product’s clinical features and safety profile. Tom?

     Tom Joyce — Santarus, Inc. — VP, Marketing and National Accounts
     Thanks, Gerry. We are actively preparing for the November launch of CYCLOSET, a product which we believe strongly complements GLUMETZA and our current focus on promotion to physicians who treat patients with type 2 diabetes.
Diabetes is a rapidly growing burden on the U.S. healthcare system. According to the 2007 National Diabetes Fact Sheet, the most recent year for which data was available, just under 24 million people in the U.S. have diabetes. Between 90% and 95% of these are type 2 diabetics. Diabetes is now the seventh leading cause of death in the U.S., and the total cost of diabetes treatment was roughly $174 billion in 2007.
We believe the CYCLOSET story will be quite compelling to physicians who manage patients with type 2 diabetes. CYCLOSET is the first and only centrally acting dopamine agonist antidiabetic agent. Its novel biological activity offers meaningful differentiation from other products, as physicians are generally more inclined to consider adding a drug that acts on different targets than one with a similar mode of action to what they are currently prescribing. CYCLOSET also improves glucose control without increasing cardiovascular risk, which is an increasingly important aspect of diabetes treatment.
We have an abundance of clinical data for promotional materials from four clinical studies where CYCLOSET demonstrated efficacy in significantly reducing HbA1c levels, particularly when used in combination with other diabetes drugs. HbA1c is a standard measurement of blood glucose that is used as one measure to determine the efficacy of antidiabetic agents.
As part of the regulatory approval for the product, a 52-week safety study enrolling 3070 patients was completed. In this study, the prespecified composite cardiovascular endpoint for CYCLOSET-treated patients was significantly reduced by 42% when compared to patients receiving placebo. These results were observed even though the majority of patients in the study were maintained on concomitant cardioprotective therapy.
When presented with this product profile during market research, physicians, including endocrinologists and primary care physicians, responded very positively. Further, we believe the results of the large safety study will give physicians added confidence in prescribing the product, particularly in light of the heightened awareness of cardiovascular risks associated with some currently prescribed diabetes therapies. As a result, we expect physicians to respond well to promotion that highlights the key product features of CYCLOSET — a novel mechanism of action, efficacy in glucose control, and cardiovascular safety.
A comprehensive commercialization plan is being implemented to support the CYCLOSET launch. Strategically, our focus for the launch will be on driving product awareness, particularly within our called-on physicians, and on ensuring broad access through managed care coverage. A number of critical launch-related activities are already underway, including the development of training programs, selling messages and marketing materials. The commercial plan includes a range of promotional activities targeted at endocrinologists, primary care physicians and other physicians who manage patients with type 2 diabetes, including advertising and sampling programs.
Turning to managed care, unlike the PPI market, where it is often difficult to negotiate formulary position, we expect fewer challenges in diabetes. Our experience with GLUMETZA, our branded metformin, suggests that managed care is more open to placing antidiabetic drugs on formulary and to placing fewer restrictions on access. Due to the severity of the disease and the long-term morbidity if not properly treated, managed care is less likely to impose restrictions such as step therapy or prior authorizations.

Final Transcript
Sep 08, 2010 / 09:00PM GMT,          SNTS — Santarus, Inc. Licenses Novel Type 2 Diabetes Drug CYCLOSET
We believe that managed care will be open to placing CYCLOSET on formulary, and our national accounts team will be supporting the CYCLOSET launch.
We expect that CYCLOSET will primarily be used as add-on therapy for patients in need of additional glucose control. Since metformin is widely accepted as the first line of medical therapy for type 2 diabetes, and given that CYCLOSET will be promoted to the same physician audience as GLUMETZA, we see these products as highly complementary.
We believe that with our approximate 110 sales representatives, we will be able to provide coverage for GLUMETZA at a leverage equal to or slightly better than we did with our larger sales organization. This is achieved by focusing our sales calls on physicians who are high-decile prescribers of drugs for patients with type 2 diabetes. By adding CYCLOSET, which is targeted to the same physician group, we will be able to re-energize and further leverage the capacity of our restructured commercial organization.
In summary, the addition of CYCLOSET to our marketed product portfolio, with its novel mechanism of action and dual features of glucose control and cardiovascular safety, positions us to more fully leverage the skills and capacity of our commercial organization, and we look forward to the launch of this exciting new product in the fourth quarter.
Next up is David Ballard to provide a clinical update.

     David Ballard — Santarus, Inc. — SVP, Clinical Research and Medical Affairs
     Thanks, Tom.
CYCLOSET is a quick-release formulation of bromocriptine mesylate, a dopamine-2 receptor agonist that represents a novel approach to the management of type 2 diabetes. It is the first drug for patients with diabetes that targets the body’s central dopamine activity. CYCLOSET has a unique mechanism of action that is believed to regulate metabolism in diabetic patients by acting as an insulin sensitizer, and resetting the regulation of mealtime responsiveness to insulin, thereby improving postprandial glucose levels without increasing insulin release.
A total of 3,723 patients with type 2 diabetes were randomized across four double-blind, placebo-controlled clinical studies that evaluated the safety and glycemic efficacy of CYCLOSET. In all four clinical studies, patients assigned to treatment with CYCLOSET received an initial 0.8 mg once-daily dose. This dose was increased by 0.8 mg each week for six weeks, with the goal of reaching 4.8 mg per day as the final dose if no intolerance occurred, or until a dose of at least 1.6 mg daily was reached.
In all four studies, CYCLOSET produced significant improvements in hemoglobin A1c and postprandial glucose in patients with type 2 diabetes. Reductions in hemoglobin A1c ranged from 0.4 to 0.9 in adjusted mean relative to placebo, and the percent of patients reaching a goal hemoglobin A1c level of less than or equal to 7 increased from 10% with placebo to more than 35% with CYCLOSET.
As Gerry mentioned, one of our four CYCLOSET studies was a large 52-week safety study designed to evaluate several safety parameters. This study included patients treated with diet therapy, or diet therapy plus other antidiabetic medications. Of 3,070 study patients, 2,054 were included in the CYCLOSET arm versus 1,016 who received placebo. The majority of study patients received concomitant cardioprotective therapy to control blood pressure, glucose and lipids, and one-third of these studies’ patients had preexisting cardiovascular disease. Study results showed a 42% relative risk reduction for the composite cardiovascular endpoint observed in the CYCLOSET group when compared to placebo. This risk reduction was observed when considering patient variables, such as age, baseline hemoglobin A1c, or prior history of stroke or coronary revascularization.

Final Transcript
Sep 08, 2010 / 09:00PM GMT,          SNTS — Santarus, Inc. Licenses Novel Type 2 Diabetes Drug CYCLOSET
In clinical studies, CYCLOSET’s most common side effects include nausea, fatigue, vomiting, headache, hypotension and dizziness. These lasted a medium duration of two weeks and were usually reported during the titration period. After the titration period, the rate of nausea was similar between CYCLOSET and placebo. Additionally, hypoglycemia rates with CYCLOSET were low and similar to placebo.
Based on the CYCLOSET safety profile demonstrated in this study, the FDA did not require a post-approval cardiovascular safety study to specifically evaluate the cardiovascular safety of CYCLOSET in higher-risk populations.
With that clinical overview, I’ll turn the call back to Gerry.

     Gerry Proehl — Santarus, Inc. — Director, President and CEO
     Thanks, David.
The addition of CYCLOSET to our commercial portfolio is highly complementary with our current promotion of GLUMETZA and our commercial organization’s focused on endocrinologists and other physicians who treat patients with type 2 diabetes. We believe that combined, peak sales potential for GLUMETZA and CYCLOSET could reach $300 million to $400 million, the contribution to Santarus from those sales is significant. Santarus currently receives 80% of the gross margin on net sales of GLUMETZA recorded by Depomed and, starting in the fourth quarter of this year, we will receive 75% of the gross margin. For CYCLOSET, we will record sales and retain 65% of the gross margin on net sales of the product. VeroScience and S2 Therapeutics are responsible for all payments of third-party royalties and the expenses associated with FDA post-approval pediatric commitment.
In closing, we now have two complementary products in the large and growing type 2 diabetes market, and we have an experienced sales organization that is excited to promote CYCLOSET and GLUMETZA. We believe the CYCLOSET agreement will help to further our goal to build Santarus into a premier specialty biopharmaceutical company, and we are continuing to manage the Company to position it for growth and success in the future.
I would now like to open the call up and take some questions.
QUESTION AND ANSWER

Operator
As a reminder, if you would like to ask a question press star, then the number 1 on your telephone keypad. Again that is star one for any questions.

     Martha Hough — Santarus, Inc. — VP of Finance and IR
     While we’re waiting for those questions, I’d like to mention that we will be presenting at two upcoming conferences in September. We will be at the Stifel Nicolaus Healthcare Conference, which was previously the Thomas Weisel Conference, on Wednesday, September 15, at the Four Seasons Hotel in Boston; and at the UBS Global Life Sciences Conference at the Grand Hyatt Hotel in New York on September 22. If you plan to attend either of those conferences, we hope we will see you there. Also, a webcast of those corporate presentations will be available on the Santarus website.

Final Transcript
Sep 08, 2010 / 09:00PM GMT,          SNTS — Santarus, Inc. Licenses Novel Type 2 Diabetes Drug CYCLOSET
Okay, Chanel, we’re ready for the first question.

     Operator
     Annabel Samimy, Stifel Nicolaus.

     Annabel Samimy — Stifel Nicolaus — Analyst
     Congratulations and thanks for taking my call. Definitely an interesting product.
I’m just — I want to try to understand a little bit better how you might see this fitting into the treatment paradigm. Obviously there’s the metformins and there’s a number of other oral agents out there subsequent to metformin that are added on. How do you see this product fitting in with all of those, or before them, after them, as an adjunct to multiple oral therapies? I just want to understand that a little bit better.

     Tom Joyce — Santarus, Inc. — VP, Marketing and National Accounts
     This is Tom. As you know and I think we mentioned, metformin is widely recognized as the first-line treatment for diabetes care. And we expect that to continue. And it is — with GLUMETZA, we see synergy with CYCLOSET in that GLUMETZA would be a first-line therapy along with other branded and generic metformins, and that CYCLOSET would be an add-on therapy, either second, third, potentially fourth line.
In the market research that we’ve done, we’ve seen physicians that are very intrigued with the new mode of action, the novel mode of action of the product, the additional A1c control it provides, and the cardiovascular profile.

     Annabel Samimy — Stifel Nicolaus — Analyst
     Okay. And have you tested the product with any other of the orals? Like, if someone is already on combination therapy, has this been added onto other combination therapy, or has it only been tested with metformin?

     David Ballard — Santarus, Inc. — SVP, Clinical Research and Medical Affairs
     This is David. In the 52-week safety and efficacy trial, there were patients who had other oral diabetic agents on board. Some had one on board; others had two on board. So it has been tested against other — with other oral agents on board.

     Annabel Samimy — Stifel Nicolaus — Analyst
     And it still showed efficacy on top of that combination?

     David Ballard — Santarus, Inc. — SVP, Clinical Research and Medical Affairs
     That is correct.

Final Transcript
Sep 08, 2010 / 09:00PM GMT,          SNTS — Santarus, Inc. Licenses Novel Type 2 Diabetes Drug CYCLOSET

     Annabel Samimy — Stifel Nicolaus — Analyst
     Okay, excellent. Another question with regard to commercialization. Obviously we have a restructured salesforce. And when we think of the diabetes product, we think obviously it’s a very, very large market, but we also think of a very large sales effort behind it. And can you talk about whether you’d be potentially expanding that salesforce at any point in time to really try to capitalize on the opportunity, or do you feel that you’re going to be right-sized for that right now?

     Gerry Proehl — Santarus, Inc. — Director, President and CEO
     This is Gerry. I think for right now, we think we’re at the right size. With a new diabetes product, it’s really important that we get out to endocrinologists and educate endocrinologists on the product. And so that’s going to be our primary focus. We’ll also be calling on some top-prescribing primary care docs.
But the first thing we want to do is make sure the endocrinologists are knowledgeable about the product, begin prescribing the product. I think whether or not in the future we expand the salesforce would really be dependent on how well CYCLOSET does as far as overall sales and how well we do with GLUMETZA. But we think right now we’re at the right size of 110 reps.

     Annabel Samimy — Stifel Nicolaus — Analyst
     Great. Thank you very much.

Operator
     (Operator Instructions). Ian Sanderson, Cowen.

     Ian Sanderson — Cowen and Company — Analyst
     Thanks for taking the question. I presume that neither S2 nor VeroScience ever actually got this commercially launched in the 15 months since its May 2009 approval. Do you have any thoughts on why it has not been launched?

     Gerry Proehl — Santarus, Inc. — Director, President and CEO
     I can’t say specifically, Ian, why they had not launched the product, other than they are both very small companies. This product has been worked on for quite a number of years to get it to marketplace.
We know that they have invested quite a sum of money in order to do not only the Phase III clinical trials, but do the fairly large safety trial in order to get it approved. As you know, lots of companies that are promoting diabetic products are large pharma companies.
While we think this is a very attractive product with a unique mode of action, I think as you think about large pharma companies, they are really looking at the diabetes space for blockbuster-potential billion-dollar product opportunities.
For us, we have been looking at this product for quite some time. I think Mike Step actually started talking with them about three years ago. At the time, it didn’t make good sense for us, because our primary focus was on ZEGERID with a secondary focus on GLUMETZA.

Final Transcript
Sep 08, 2010 / 09:00PM GMT,          SNTS — Santarus, Inc. Licenses Novel Type 2 Diabetes Drug CYCLOSET
With the introduction of a generic to ZEGERID, obviously we’ve shifted our focus. It was a perfect fit for us and to our called-on audience. And so we moved forward as rapidly as we could. Obviously when you enter into negotiations, they don’t get done overnight. So we’ve been talking with the S2 and VeroScience guys actively for quite a few months now in order to get the deal done.

     Ian Sanderson — Cowen and Company — Analyst
     And should we presume that all the manufacturing requirements, etc., are tied up here?

     Gerry Proehl — Santarus, Inc. — Director, President and CEO
     So Patheon is the pharma drug product manufacturer. It will be manufactured out of the Patheon Cincinnati plant. In fact, Warren Hall, our Senior VP of Manufacturing, is at the site today and tomorrow talking with the Patheon folks. We expect that they will be manufacturing the product over the next couple months in preparation to launch it in November.

     Ian Sanderson — Cowen and Company — Analyst
     Okay. And then as a follow-on to Annabel’s question, has there ever been any work done on what subset of type 2 diabetes patients might be the best responders to CYCLOSET treatment? Is there a portion of patients that are somehow dopamine-deficient?

     Gerry Proehl — Santarus, Inc. — Director, President and CEO
     We certainly haven’t seen any data that would say that specific patients that are dopamine-deficient — what we have seen from the clinical studies and also from the market research is that the fact that this product seems to work very well in combination with a number of different products, whether that’s metformin or one of the other oral antidiabetic products, we think it’s going to be used in a variety of ways, either as add-on directly to metformin or could be added onto a second or third product.
I think what doctors are really responding to is the cardiovascular profile of the product. And as obviously you know, as many folks do, with the issues out there with AVANDIA and even recently with some questions on ACTOS, I think there is a high interest level in antidiabetic products that either are neutral or have a positive effect on cardiovascular profile. So this is what’s really getting us excited and getting physicians excited about the product.

     Ian Sanderson — Cowen and Company — Analyst
     Okay. And then finally, intellectual property on this, presumably use patents, but where those take us?

     Gerry Proehl — Santarus, Inc. — Director, President and CEO
     So the patents expire — the primary ones we’ve looked at are 2014 or early 2015. I think as the question was asked before, that’s probably another reason why larger pharma companies may have less of an interest in the product. We felt like we could get four or five years on the product; that’s pretty good in today’s environment. And so we are excited about launching the product.

Final Transcript
Sep 08, 2010 / 09:00PM GMT,          SNTS — Santarus, Inc. Licenses Novel Type 2 Diabetes Drug CYCLOSET

     Ian Sanderson — Cowen and Company — Analyst
     Thank you.

Operator
     (Operator Instructions). There are no further questions at this time. Do you have any closing remarks?

     Gerry Proehl — Santarus, Inc. — Director, President and CEO
     I’d just like to thank everybody for your interest in Santarus and for joining us on today’s call. If you have any further questions regarding CYCLOSET or anything else with regards to Santarus, feel free to give me, Debbie Crawford or Martha Hough a call. Have a great night. Thank you.

Operator
     Thank you for joining today’s conference call. You may now disconnect.

DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
© 2010 Thomson Reuters. All Rights Reserved.